EXHIBIT 99.1

Medis Technologies Notice of Non-Compliance with Nasdaq Requirements

New York - April 8, 2009 - Medis Technologies Ltd. (NASDAQ: MDTL) (Medis), a leading fuel cell technology company, today announced that on April 2, 2009 it received a letter from the Nasdaq Stock Market (“Nasdaq”) informing the Company that based on the Company’s stockholders’ deficit as reported in its Annual Report on Form 10-K for the period ended December 31, 2008, the Company does not comply with the minimum $10 million stockholders’ equity requirement for continued listing on the Nasdaq Global Market under Nasdaq Marketplace Rule 4450(a)(3).

Medis has until April 17, 2009 to provide a plan to regain compliance with the Nasdaq Global Market continued listing requirements. If the Company submits the plan and it is accepted by Nasdaq, Nasdaq may grant Medis a period of up to 105 days from April 2, 2009 within which to regain compliance with such requirements. If Nasdaq determines that the Company’s plan is not sufficient to achieve and sustain compliance, Medis may appeal the decision. Alternatively, the Company may apply by April 17, 2009 to list its securities on the Nasdaq Capital Market, assuming it satisfies the requirements for continued listing on that market.

About Medis Technologies Ltd.

Medis Technologies’ (NASDAQ: MDTL) (www.medistechnologies.com) is the creator of the first portable fuel cell generator. The Company’s first generation of products, Medis 24/7 Xtreme Portable Power Solution and the Medis Fuel Cell Power Emergency Kit are available at Amazon.com and the FuelCellStore.com. The portable fuel cells can provide up to 90 hours of “green” energy to power personal electronics (i.e. cell phones, MP3 players, flashlights, etc.) anywhere without the need for a wall socket or any external electricity source.

Medis’ indirect majority-owned subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC. The Company assumes no obligation to update or alter its forward-looking statements made in this release or in any periodic report filed by the Company under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

-ENDS-

For further information please contact:
Omer Masud
Medis Technologies
omerm@medistechnologies.com / 212-935- 8484